EXHIBIT 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statement No. 333-00146 on Form S-8 of Tompkins Trustco, Inc. of our report dated January 22, 1999, relating to the consolidated statements of condition of Letchworth Independent Bancshares Corporation as of December 31, 1998, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the two year period ended December 31, 1998, which report has been included in this Form 10-K.

/S/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers  LLP
Buffalo, New York
March 24, 2000